Exhibit 99.1

Jernigan Capital Reports Second Quarter Results Above Guidance Range with 24% YoY Growth in Net Income and 82% YoY Growth in Adjusted Earnings

MEMPHIS, Tennessee, July 31, 2018 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended June 30, 2018, initiated earnings per share and adjusted earnings per share guidance for the third quarter 2018 and adjusted its guidance for full year 2018 to reflect the June common stock offering, among other changes.

Second Quarter Highlights include:

▪

Quarterly earnings per share and adjusted earnings per share of $0.40 and $0.64, or $0.05 and $0.04, respectively,  above the top end of the Company’s quarterly guidance ranges provided with its first quarter 2018 earnings release, due primarily to interest income and fair value increases exceeding expectations.

▪	Grew its investment portfolio by closing six new on-balance sheet development investments during the quarter for a combined total commitment amount of $67.0 million.

▪

Enhanced its strong balance sheet by successfully executing an upsized public offering of 4.6 million shares of its common stock at a public offering price of $18.50 per share for net proceeds of approximately $81.1 million.

▪	Added Jonathan Perry to its executive team as Executive Vice President and Chief Investment Officer.

“2018 continues to be an exceptional year for JCAP,” stated Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. “During the second quarter alone, we closed on six new on-balance sheet development investments, bringing us to $175.2 million of capital commitments to date in 2018, or 81% of the midpoint of our annual investment guidance. Our development investment pipeline stands at approximately $475 million today, intentionally down from prior highs as we look to meticulously underwrite and develop only the best sites in underserved submarkets while we continue to monitor opportunities to transition into the property ownership chapter of our Company’s life.”

John Good, President and Chief Operating Officer of Jernigan Capital, Inc. added, “Our second quarter results represent 179% growth in total revenues, 24% growth in net income attributable to common stockholders and 82% growth in adjusted earnings compared to the comparable quarter in 2017. The summer leasing season has exceeded expectations for our 21 development and wholly-owned self-storage properties,  with our lease-up properties adding 11% of occupancy since the end of April. These properties are on average  54% occupied, or 10% ahead of our initial underwriting expectations  (44%). By comparison, occupancy at the end of April stood at 43%, or 3% ahead of initial underwriting at that time. We believe the exceptional performance of our portfolio is indicative of the quality of our self-storage properties, our micro-market locations, as well as the revenue management systems and marketing power of our third party managers.”

“We further strengthened our balance sheet by issuing $81.8 million of common stock during the quarter in an underwritten public offering and through the use of our at-the-market offering program, as well as by issuing an additional $36.5 million of preferred stock to Highland Capital and through our Series B preferred stock at-the-market program. Our capital commitments are now fully-covered through 2019 and we have positioned ourselves to maintain low leverage levels for the foreseeable future.” Mr. Good added, “Finally, we are very excited to have added Jonathan Perry to our executive team as Executive Vice President and Chief Investment Officer. Jonathan brings to JCAP extensive experience and relationships in the self-storage industry, and we believe that as the real estate cycle progresses and we move into a period of more customized and innovative investment opportunities, including a period of increased acquisitions of developer interests in our properties and other potential growth initiatives, Jonathan is the perfect addition to our already strong team.”

Financial Highlights

Net income attributable to common stockholders for the three months ended June 30, 2018 was $6.2 million, an increase of $1.2 million, or 24%, over the $5.0 million net income attributable to common stockholders for the comparable quarter in 2017.

Net income attributable to common stockholders for the six months ended June 30, 2018 was $8.0 million, an increase of $1.7 million, or 28%, over the $6.3 million reported for the comparable six month period in 2017.

Adjusted earnings for the three months ended June 30, 2018 was $10.0 million, an 82% increase over the $5.5 million adjusted earnings for the comparable quarter of 2017. Adjusted earnings for the six months ended June 30, 2018 was $15.2 million compared to $7.4 million for the comparable six month period in 2017, a 105% increase.

Earnings per share and adjusted earnings per share for the three months ended June 30, 2018 were $0.40 and $0.64, or $0.05 and $0.04, respectively, over the top end of the Company’s guidance range.

Total revenues for the three and six months ended June 30, 2018 were $7.2 million and $12.5 million, respectively, representing increases of $4.6 million, or 179%, and $7.6 million, or 154%, over total revenues for the three and six months ended June 30, 2017, respectively. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio and the increase in rental and other property-related income derived from the Company’s self-storage real estate owned.

General and administrative expenses for the three and six months ended June 30, 2018 were $2.0 million and $3.9 million, compared to $1.4 million and $2.9 million for the comparable 2017 periods, respectively. Included in these amounts were stock-based compensation expense (“SBE”) of $0.8 million and $0.4 million for the three months ended June 30, 2018 and 2017, respectively, and $1.1 million and $0.7 million for the six months ended June 30, 2018 and 2017, respectively. The increase in SBE was primarily due to additional restricted stock grants to certain officers and employees of the Company’s external manager during 2017 and 2018.

Net income attributable to common stockholders and adjusted earnings for the three and six months ended June 30, 2018 also include increases in the fair value of investments of $8.6 million and $12.9 million, respectively, compared to increases of $4.3 million and $5.7 million for the comparable periods in 2017. This represents a $4.3 million, or 101%, and $7.3 million, or 128%, year-over-year increase from the three and six months ended June 30, 2017, respectively. During 2017, the Company consummated 32 on-balance sheet development investments totaling $408.8 compared to three on-balance sheet development investments totaling $25.6 million in 2016. The increase in the fair value of investments is driven primarily by construction progression on the Company’s 2017 investments.

Capital Markets Activities

On June 14, 2018, the Company completed an underwritten public offering of 4,600,000 shares of its common stock, receiving $81.1 million in proceeds, net of underwriters’ discounts and offering expenses payable by the Company.

In addition, as of June 30, 2018, the Company had issued 110,000 shares of its Series A Preferred Stock and received $110.0 million in gross proceeds pursuant to the terms of a purchase agreement between the Company and Highland Capital Management (the “Purchase Agreement”). Effective as of July 25, 2018, the Company entered into the First Amendment to the Purchase Agreement in order to extend the final date to issue Series A Preferred Stock under the Purchase Agreement from July 27, 2018 to September 30, 2018. Accordingly, as of July 31, 2018, the Company has $15.0 million available for issuance under the Purchase Agreement.

As of June  30, 2018, the Company had no borrowings under its secured revolving credit facility of its $90.8 million in total availability. The Company expects such availability to increase over the balance of 2018 as the Company’s on-balance sheet self-storage investments continue to achieve certificates of occupancy and commence lease-up.

Additionally, the Company has signed a non-binding term sheet to enter into term loans in an aggregate principal amount of $24.9 million secured by three of its wholly-owned assets. The Company expects to close on these loans during the third quarter of 2018.

Dividends

On May 2, 2018, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $1.8 million was paid on July 13, 2018 to holders of record on July 1, 2018. A stock dividend of 111,199 shares of common stock was issued on July 13, 2018 to holders of record on July 1, 2018 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On May 2, 2018, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on July 13, 2018 to holders of record on July 2, 2018.

Additionally, on May 2, 2018, the Company declared a dividend of $0.35 per common share. The dividend was paid on July 13, 2018 to common stockholders of record on July 2, 2018.

Third Quarter and Full-Year 2018 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the three months ending September 30, 2018 and updated guidance for the full-year 2018. Such guidance is based on management's current expectations of Company investment activity (including fair value appreciation and the expected timing of construction progress), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, and other expenses. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending		Year ending
	September 30, 2018		December 31, 2018
	Low	High	Low	High
Interest income from investments	$7,400	$7,500	$25,650	$26,450
Rental revenue from real estate owned	880	900	3,150	3,250
Other income	30	35	90	110
Total revenues	$8,310	$8,435	$28,890	$29,810
G&A expenses (1)	(3,845)	(3,730)	(15,350)	(14,650)
Property operating expenses (excl. depreciation and amortization)	(470)	(440)	(1,690)	(1,590)
Depreciation and amortization on real estate assets	(820)	(800)	(3,250)	(3,150)
Interest expense	(520)	(490)	(2,750)	(2,550)
Other expenses	-	-	(290)	(290)
JV income	445	475	1,600	1,800
Other interest income	100	120	270	330
Change in fair value of investments (2)	10,500	12,500	41,000	47,000
Net income	13,700	16,070	48,430	56,710
Net income attributable to preferred stockholders (3)	(4,825)	(4,785)	(18,060)	(17,970)
Net income attributable to common stockholders	8,875	11,285	30,370	38,740
Add: stock dividends	2,125	2,125	8,500	8,500
Add: stock-based compensation	390	380	1,870	1,820
Add: depreciation and amortization on real estate assets	820	800	3,250	3,150
Add: other expenses	-	-	290	290
Adjusted earnings	$12,210	$14,590	$44,280	$52,500
Earnings per share – diluted	$0.46	$0.58	$1.77	$2.25
Adjusted earnings per share - diluted	$0.63	$0.75	$2.57	$3.05
Average shares outstanding - diluted	19,400,000	19,400,000	17,200,000	17,200,000

(1)

Includes $1.9 million (low and high) and $7.6 million (low) / $7.1 million (high) of fees due to the Manager for the three months ending September 30, 2018 and for the year ending December 31, 2018, respectively.

(2)

Excludes $0.3 million (low and high) and $1.0 million (low) / $1.1 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending September 30, 2018 and for the year ending December 31, 2018, respectively.

(3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to shares of Series A Preferred Stock, as well as cash dividends estimated with respect to shares of Series B Preferred Stock.

The guidance above is based on the following key assumptions regarding the Company’s business activities in 2018:

▪	Impact of development and investment activity:

-

Projected closings on $200 million to $230 million of new self-storage investments with a profits interest for the full-year 2018, including the approximately $83 million bridge loan investment closed on March 2, 2018 ($175.2 million closed as of July 31, 2018 and $24.8 million subject to non-binding term sheets with projected closing in 2018); and

-	Fundings of approximately $300 million to $320 million on the Company’s closed and projected investment commitments during the full-year 2018 ($177.1 million as of June 30, 2018).

▪	Impact of financing activity:

-

Guidance ranges assume 2018 investment fundings and commitments are financed with long-term capital, with specific impact on 2018 earnings dependent upon the amount, timing, cost, and form of capital raised.

-	Specific assumptions included in guidance are as follows:

•

Proceeds of $85.0 million from the issuance of Series A Preferred Stock during the first nine months of 2018, which includes the issuance of $70.0 million of Series A Preferred Stock through July 31, 2018;

•

Impact of the amendment to the Series A Preferred Stock that was executed during the first quarter of 2018 which had the effect of leveling out the quarterly stock dividend through the second quarter of 2021;

•	Impact of the issuance of $39.3 million of 7.00% Series B Cumulative Redeemable Perpetual Preferred Stock through July 31, 2018;

•	Impact of the issuance of 4.6 million shares of common stock in June 2018; and

•	Utilization of debt over the remaining course of the year with expected borrowings at year-end of $55.0 million to $65.0 million.

Additionally, the Company continues to monitor its 2018 fair value guidance with updated estimates of construction progress from its development partners. Of the estimated $41.0 million to $47.0 million of fair value appreciation in 2018, the Company recognized $4.3 million in the first quarter, $8.6 million in the second quarter, and expects $10.5 million to $12.5 million to be recognized in the third quarter, and $17.6 million to $21.6 million to be recognized in the fourth quarter. Timing of fair value appreciation is heavily dependent upon construction progress, which is subject to factors outside the control of the Company’s development partners. As such, the exact timing of fair value recognition is subject to change.

Refer to the Company’s Second Quarter 2018 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, August 1, 2018 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Wednesday, August 15, 2018.

Supplemental financial and operating information as of and for the three and six months ended June 30, 2018 is available on the Company’s website under Investor Relations – Financial Information – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13681071

The replay can be accessed until midnight Eastern Time on Wednesday, August 15, 2018.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our full-year and third quarter 2018 guidance, our ability to successfully consummate our proposed term loans described in this release, our ability to successfully source, structure, negotiate and close investments in self-storage facilities, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital and our ability to increase the borrowing base of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets and other expenses. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

Investor Relations:

(901) 567-9580

Investorrelations@jerningancapital.com

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	June 30, 2018	December 31, 2017
	(unaudited)
Assets:
Cash and cash equivalents	$43,331	$46,977
Self-Storage Investment Portfolio:
Development property investments at fair value	302,245	228,233
Bridge loan investments at fair value	79,581	-
Operating property loans at fair value	5,862	5,938
Self-storage real estate owned, net	59,835	15,355
Investment in and advances to self-storage real estate venture	14,846	13,856
Other loans, at cost	1,361	1,313
Deferred financing costs	1,644	2,004
Prepaid expenses and other assets	975	776
Fixed assets, net	180	182
Total assets	$509,860	$314,634

Liabilities:
Senior loan participation	$-	$718
Secured revolving credit facility	-	-
Due to Manager	1,887	1,484
Accounts payable, accrued expenses and other liabilities	2,916	1,138
Dividends payable	11,319	5,474
Total liabilities	16,122	8,814

Equity:
Series A preferred stock	107,168	37,764
Series B Cumulative preferred stock	37,463	-
Common stock	192	144
Additional paid-in capital	361,636	276,814
Accumulated deficit	(12,721)	(8,902)
Total equity	493,738	305,820
Total liabilities and equity	$509,860	$314,634

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Interest income from investments	$6,403	$2,467	$10,965	$4,586
Rental and other property-related income from real estate owned	805	105	1,428	168
Other revenues	33	27	64	146
Total revenues	7,241	2,599	12,457	4,900

Costs and expenses:
General and administrative expenses	2,034	1,371	3,852	2,949
Management fees to Manager	1,582	707	2,886	1,337
Property operating expenses of real estate owned	420	43	731	74
Depreciation and amortization of real estate owned	887	38	1,589	62
Other expenses	-	-	290	-
Total costs and expenses	4,923	2,159	9,348	4,422

Operating income	2,318	440	3,109	478

Other income (expense):
Equity in earnings from unconsolidated real estate venture	435	595	985	1,017
Change in fair value of investments	8,623	4,289	12,943	5,682
Interest expense	(638)	(230)	(1,054)	(434)
Other interest income	59	100	168	234
Total other income	8,479	4,754	13,042	6,499
Net income	10,797	5,194	16,151	6,977
Net income attributable to preferred stockholders	(4,580)	(177)	(8,175)	(723)
Net income attributable to common stockholders	$6,217	$5,017	$7,976	$6,254

Basic earnings per share attributable to common stockholders	$0.40	$0.50	$0.53	$0.66
Diluted earnings per share attributable to common stockholders	$0.40	$0.50	$0.53	$0.66

Dividends declared per share of common stock	$0.35	$0.35	$0.70	$0.70

JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	June 30, 2018	June 30, 2017
Net income attributable to common stockholders	$6,217	$5,017
Plus: stock dividends payable to preferred stockholders	2,125	-
Plus: stock-based compensation	777	435
Plus: depreciation and amortization on real estate assets	887	38
Adjusted Earnings	$10,006	$5,490

Adjusted Earnings per share attributable to common stockholders - diluted	$0.64	$0.55

Weighted average shares of common stock outstanding - diluted	15,564,317	10,033,029

	Six months ended
	June 30, 2018	June 30, 2017
Net income attributable to common stockholders	$7,976	$6,254
Plus: stock dividends payable to preferred stockholders	4,250	371
Plus: stock-based compensation	1,122	727
Plus: depreciation and amortization on real estate assets	1,589	62
Plus: other expenses	290	-
Adjusted Earnings	$15,227	$7,414

Adjusted Earnings per share attributable to common stockholders - diluted	$1.01	$0.78

Weighted average shares of common stock outstanding - diluted	15,058,187	9,507,947

JERNIGAN CAPITAL, INC.

CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Shares outstanding:
Weighted average common shares - basic	15,274,459	9,850,967	14,763,741	9,356,744
Effect of dilutive securities	289,858	182,062	294,446	151,203
Weighted average common shares, all classes	15,564,317	10,033,029	15,058,187	9,507,947

Calculation of Earnings per Share - basic
Net income	$10,797	$5,194	$16,151	$6,977
Less:
Net income allocated to preferred stockholders	4,580	177	8,175	723
Net income allocated to unvested restricted shares (1)	72	91	98	99
Net income attributable to common stockholders - two-class method	$6,145	$4,926	$7,878	$6,155

Weighted average common shares - basic	15,274,459	9,850,967	14,763,741	9,356,744
Earnings per share - basic	$0.40	$0.50	$0.53	$0.66

Calculation of Earnings per Share - diluted
Net income	$10,797	$5,194	$16,151	$6,977
Less:
Net income allocated to preferred stockholders	4,580	177	8,175	723
Net income attributable to common stockholders - two-class method	$6,217	$5,017	$7,976	$6,254

Weighted average common shares - diluted	15,564,317	10,033,029	15,058,187	9,507,947
Earnings per share - diluted	$0.40	$0.50	$0.53	$0.66

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$10,006	$5,490	$15,227	$7,414
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	116	100	187	118
Adjusted Earnings attributable to common stockholders - two-class method	$9,890	$5,390	$15,040	$7,296

Weighted average common shares - basic	15,274,459	9,850,967	14,763,741	9,356,744
Adjusted Earnings per share - basic	$0.65	$0.55	$1.02	$0.78

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders - two-class method	$10,006	$5,490	$15,227	$7,414

Weighted average common shares - diluted	15,564,317	10,033,029	15,058,187	9,507,947
Adjusted Earnings per share - diluted	$0.64	$0.55	$1.01	$0.78

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the three and six months ended June  30, 2018 and 2017.

JERNIGAN CAPITAL, INC.

2018 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Quarter ending September 30, 2018
	Low	High

Net income attributable to common stockholders	$8,875	$11,285
Plus: stock dividends payable to preferred stockholders	2,125	2,125
Plus: stock-based compensation	390	380
Plus: depreciation and amortization on real estate assets	820	800
Adjusted Earnings	$12,210	$14,590

Net income attributable to common stockholders per weighted average share	$0.46	$0.58
Adjusted Earnings per weighted average share	$0.63	$0.75

Weighted average shares of common stock outstanding	19,400,000	19,400,000

	Year ending December 31, 2018
	Low	High

Net income attributable to common stockholders	$30,370	$38,740
Plus: stock dividends payable to preferred stockholders	8,500	8,500
Plus: stock-based compensation	1,870	1,820
Plus: depreciation and amortization on real estate assets	3,250	3,150
Plus: other expenses	290	290
Adjusted Earnings	$44,280	$52,500

Net income attributable to common stockholders per weighted average share	$1.77	$2.25
Adjusted Earnings per weighted average share	$2.57	$3.05

Weighted average shares of common stock outstanding	17,200,000	17,200,000